Exhibit 14.1

INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Shareholders of THE STYLE MANAGER: LARGE CAP FUND (a portfolio of The Virtus Funds)

We consent to the incorporation by reference in Pre-Effective Amendment No.
1 to this Registration Statement on Form N-14 (No. 333-18571) of The Style
Manager: Large Cap Fund (formerly, The Stock Fund) of our report dated November 8, 1996, appearing in the Combined Annual Report to Shareholders of The Virtus Funds for the year ended September 30, 1996, and to the incorporation by reference of our report dated November 17, 1995 on the The Stock Fund incorporated by reference in the Combined Prospectus and Combined Statement of Additional Information of The Stock Fund, for the year ended September 30, 1995, both dated November 30, 1995 (revised
December 29, 1995 and March 15, 1996), and to the references to us within this Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Pittsburgh, Pennsylvania
January 21, 1997